UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2017
ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Four Corporate Drive Lake Zurich, IL 60047		60047
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

[ ]	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement
In connection with the consummation of the acquisition (the “Esselte Acquisition”) of Esselte Group Holdings AB (“Esselte”) by ACCO Europe Limited (“ACCO Europe”), an indirect wholly-owned subsidiary of ACCO Brands Corporation (the “Company”), the Company has entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 27, 2017 (the “Effective Date”), among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other agents and various lenders party thereto. The Credit Agreement amends and restates the Company’s Second Amended and Restated Credit Agreement, dated as of April 28, 2015, as amended, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto (the “Prior Credit Agreement”). As previously disclosed, on October 21, 2016, the Company entered into a Third Amendment to the Prior Credit Agreement in which certain lenders agreed to restate the Prior Credit Agreement in order to, among other things, facilitate the financing for the Esselte Acquisition, which restatement was conditioned upon the consummation of the Esselte Acquisition.
The Credit Agreement provides for a five-year senior secured credit facility, which consists of a €300 million Euro denominated term loan facility (the “Euro Term Loan A”), an AUD$80 million Australian Dollar denominated term loan facility (the “AUD Term Loan A,” and together with the Euro Term Loan A, the “Term A Loan Facility”), and a $400 million multi-currency revolving credit facility (the “Revolving Facility”). At closing, additional borrowings under the Revolving Facility of $91.3 million were applied toward, among other things, (i) the repayment of all outstanding U.S. Dollar denominated term loans under the Prior Credit Agreement, (ii) the repayment of a portion of the Australian Dollar denominated term loans under the Prior Credit Agreement, of which AUD$80 million outstanding principal amount was continued under the AUD Term Loan A, and (iii) the payment of related financing fees and expenses. Immediately following the Effective Date, approximately $156.7 million was available for borrowing under the Revolving Facility.
Maturity and amortization. Borrowings under the Revolving Facility and the Term A Loan Facility mature on January 27, 2022. Amounts under the Revolving Facility are non-amortizing. Beginning June 30, 2017, the outstanding principal amounts under the Term A Loan Facility will be payable in quarterly installments in an amount representing, on an annual basis, 5.0% of the initial aggregate principal amount of such loan facility and increasing to 12.5% on an annual basis by June 30, 2020.
Interest rates. Amounts outstanding under the Credit Agreement will bear interest at a rate per annum equal to the Eurodollar Rate, the Australian BBSR Rate, the Canadian BA Rate or the Base Rate, as applicable and as each such rate is defined in the Credit Agreement, plus an “applicable rate.” For the first fiscal quarter following the Effective Date, the applicable rate will be 2.00% per annum for Eurodollar Rate Loans and Australian and Canadian denominated loans, and 1.00% per annum for Base Rate loans. Thereafter, the applicable rate applied to outstanding Eurodollar Rate loans, Australian and Canadian dollar denominated loans and Base Rate loans will be based on the Company’s consolidated leverage ratio as follows:

Consolidated Leverage Ratio	Applicable Rate on Euro/AUD/CDN Dollar Loans	Applicable Rate on Base Rate Loans
> 4.00 to 1.00	2.50%	1.50%
≤ 4.00 to 1.00 and > 3.50 to 1.00	2.25%	1.25%
≤ 3.50 to 1.00 and > 3.00 to 1.00	2.00%	1.00%
≤ 3.00 to 1.00 and > 2.00 to 1.00	1.50%	0.50%
≤ 2.00 to 1.00	1.25%	0.25%

Undrawn amounts under the Revolving Facility are subject to a commitment fee rate of 0.25% to 0.40% per annum, depending on the Company’s consolidated leverage ratio. At closing, the commitment fee rate was 0.35%.

Prepayments. Subject to certain conditions and specific exceptions, the Credit Agreement requires the Company to prepay outstanding amounts under the Credit Agreement under various circumstances, including (a) if sales or dispositions of certain property or assets in any fiscal year results in the receipt of net cash proceeds of $12.0 million, then an amount equal to 100% of the net cash proceeds received in excess of such $12.0 million, and (b) with respect to the AUD Term Loan A, in an amount equal to 100% of the net cash proceeds received from the disposition of any real property located in Australia. The Company also would be required to make prepayments in the event it receives amounts related to certain property insurance or condemnation awards, from additional debt other than debt permitted under the Credit Agreement and from excess cash flow as determined under the Credit Agreement. The Credit Agreement also contains other customary prepayment obligations and provides for voluntary commitment reductions and prepayment of loans, subject to certain conditions and exceptions.
Dividends and share repurchases. Under the Credit Agreement, the Company may pay dividends and/or repurchase shares in an aggregate amount not to exceed the sum of: (i) the greater of $30 million and 1.00% of the Company’s consolidated total assets; plus (ii) an additional amount not to exceed $75 million in any fiscal year (provided the Company’s consolidated leverage ratio after giving pro forma effect to the restricted payment would be greater than 2.50:1.00 and less than or equal to 3.75:1.00); plus (iii) an additional amount so long as the consolidated leverage ratio after giving pro forma effect to the restricted payment would be less than or equal to 2.50:1.00; plus (iv) any Net Equity Proceeds (as defined in the Restated Credit Agreement).
Financial covenants. The Company’s consolidated leverage ratio as of the end of any fiscal quarter may not exceed 3.75:1.00; provided that following the consummation of a Material Acquisition (as defined in the Credit Agreement), and as of the end of the fiscal quarter in which such Material Acquisition occurred and as of the end of the three fiscal quarters thereafter, the maximum consolidated leverage ratio level above will increase by 0.50:1.00, provided that no more than one such increase can be in effect at any time.
The Credit Agreement also requires the Company to maintain a consolidated fixed charge coverage ratio as of the end of any fiscal quarter at or above 1.25 to 1.00.
Other covenants and restrictions. The Credit Agreement contains customary affirmative and negative covenants as well as events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, certain ERISA-related events, changes in control or ownership and invalidity of any loan document. The Credit Agreement also establishes limitations on the aggregate amount of Permitted Acquisitions and Investments (each as defined in the Credit Agreement) that the Company and its subsidiaries may make during the term of the Credit Agreement.
Guarantees and security. Generally, obligations under the Credit Agreement are guaranteed by certain of the Company’s existing and future subsidiaries, and are secured by substantially all of the Company’s and certain guarantor subsidiaries’ assets, subject to certain exclusions and limitations.
Incremental facilities. The Credit Agreement permits the Company to seek increases in the size of the Revolving Facility and the Term A Facility prior to maturity by up to $500 million in the aggregate, subject to lender commitment and the conditions set forth in the Credit Agreement.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Third Amended and Restated Credit Agreement attached as an exhibit to Exhibit 10.1 to the Form 8-K filed by the Company on October 24, 2016 and incorporated by reference herein. The Company expects to file the executed version of the Credit Agreement with its Form 10-K for the fiscal year ended December 31, 2016.
Section 2 - Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets
On February 1, 2017, ACCO Europe, an indirect wholly-owned subsidiary of the Company, completed its previously announced acquisition of the entire issued share capital of Esselte. The Esselte Acquisition was made pursuant to the share purchase agreement, dated as of October 21, 2016, as amended, (the “Purchase Agreement”) among ACCO Europe, the Company and an entity controlled by J. W. Childs (the “Seller”).
The total purchase price paid at closing was approximately €296.9 million in cash (approximately US$317.7 million based on January 27, 2017 exchange rates). A portion of the purchase price (€8.1 million (approximately US$8.6 million based on January 27, 2017 exchange rates)) is being held in an escrow account for a period of up to two years after closing as ACCO Europe’s sole recourse against Seller in the event of any claims against Seller under the Purchase Agreement. A warranty and indemnity insurance policy held by the Company and ACCO Europe insures certain of Seller’s contractual obligations to ACCO Europe under the Purchase Agreement for up to €40.0 million (approximately US$42.8 million based on January 27, 2017 exchange rates) for a period of up to seven years, subject to certain deductibles and limitations set forth in the policy.
As part of the transaction, the Company has assumed an estimated US$160 million of unfunded pension liabilities, net of associated deferred tax, predominantly in Germany. German pension law does not require pre-funding of pension liabilities, which will be payable over approximately the next 40 years.
The Esselte Acquisition and related expenses were funded through the Euro Term Loan A borrowings under the Company’s Credit Agreement described in Item 1.01 above and cash on hand.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information regarding the Company’s borrowings under its Credit Agreement set forth under Item 1.01 is incorporated herein by reference.
Section 5 - Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 1, 2017, the Company announced that Mr. Christopher Franey, Executive Vice President and President, Computer Products Group, will be retiring from the Company effective March 31, 2017.
Section 7 - Regulation FD
On February 1, 2017, the Company issued a press release announcing the closing of the Esselte Acquisition. A copy of the press release is being furnished herewith as Exhibit 99.1. As a result of the Esselte Acquisition, the Company also announced that it expects to realign its business segments for financial reporting purposes beginning with the 2017 first quarter results.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.
Section 9 - Financial Statements and Exhibits
Item 9.01 - Financial Statements and Exhibits.
(d)    Exhibits
99.1    Press release dated February 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO Brands Corporation (Registrant)
Date:	February 1, 2017	By:	/s/ Neal V. Fenwick
Name: Neal V. Fenwick
Title: Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number        Description of Exhibit

99.1	Press release dated February 1, 2017.